Exhibit 10.26

GEOSPATIAL HOLDINGS, INC.

8% UNSECURED PROMISSORY NOTE

DUE DECEMBER 31, 2011

$2,866,700.00	October 29, 2009

FOR VALUE RECEIVED, GEOSPATIAL HOLDINGS, INC., a NEVADA corporation (“Payor”) hereby unconditionally promises to pay, in lawful money of the United States of America, to Mark A. Smith or his assigns (“Holder”) located at 229 Howes Run Road, Sarver, PA 16055 the aggregate principal sum of two million eight hundred sixty six thousand seven hundred dollars with interest accruing on the outstanding principal amount at the rate of eight percent (8%) per annum, compounded monthly, based on a 365-day year. This interest has been accruing and will continue to accrue until the aggregate principal amount is paid in full based on the date such sums were advanced to Payor by Holder as set forth in the schedule attached hereto as Exhibit A. If, at any time, any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal amount of this Note.

1. Payment; Maturity; Default Interest.

(a) At any time on or after December 31, 2011 (the “Maturity Date”), if this Note has not been paid in full, Holder may demand payment of the entire outstanding principal balance of this Note and all unpaid accrued interest thereon (a “Payment Demand”). All payments shall be applied first to accrued interest, and thereafter to principal. If any payments on this Note become due on a Saturday, Sunday or a public holiday under the laws of the State of Nevada, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. The Company may not prepay this Note except pursuant to Section 6 hereto.

(b) Upon the occurrence and during the continuance of any Event of Default (as defined in this Note), the principal balance of this Note shall bear interest at the rate of seventeen percent (17%) per annum, compounded monthly, including after the commencement of, and during the pendency of, any bankruptcy or other insolvency proceeding.

2. Default; Remedies.

(a) The occurrence of any of the following events shall be an Event of Default hereunder:

(i) Payor shall default in the payment of the principal of this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or

(ii) Payor shall default in the payment of any installment of interest on this Note according to its terms, when and as the same shall become due and payable and such default shall continue for a period of five (5) business days; or

(iii) a court enters a decree or order for relief with respect to Payor in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or

(iv) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against Payor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Payor or over all or a substantial part of its property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Payor for all or a substantial part of the property of Payor; or

(v) Payor commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Payor makes any assignment for the benefit of creditors; or the Board of Directors of Payor adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 2(a)(v).

(b) Upon the occurrence and during the continuance of any Event of Default, all unpaid principal on this Note, accrued and unpaid interest thereon and all other amounts owing hereunder shall, at the option of the Holder, be immediately due, payable and collectible by Holder pursuant to applicable law.

(c) Upon the occurrence and during the continuance of any Event of Default, interest shall accrue at the rate set forth in Section 1(b) herein and Payor shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

3. Prepayment. Payor may prepay this Note without penalty at any time after December 15, 2009.

4. Waiver; Payment of Fees and Expenses. Payor waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law. No delay by Holder shall constitute a waiver, election or acquiescence by it.

5. Cumulative Remedies. Holder’s rights and remedies under this Note shall be cumulative. Holder shall have all other rights and remedies not inconsistent herewith as provided under the Uniform Commercial Code, by law or in equity. No exercise by Holder of one right or remedy shall be deemed an election, and no waiver by Holder of any Event of Default shall be deemed a continuing waiver.

6. Use of Proceeds. Payor shall use the proceeds of the loan solely for the operations of its business, and not for any personal, family or household purpose.

7. Miscellaneous.

(a) Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law.

(b) Successors and Assigns; Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither party may not assign this Note or delegate any of its rights or obligations hereunder without the written consent of the other party.

(c) Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(d) Notices. All notices required or permitted hereunder shall be in writing and shall be provided as follows:

To Holder:	Mark A. Smith
229 Howes Run Road
Sarver, PA 16055
F: 724-353-3049

To Payor:	Geospatial Holdings, Inc.
229 Howes Run Road
Sarver, PA 16055
Attn: Chief Executive Officer
F: 724-353-3049

With a copy to:	Winston & Strawn LLP
Attn: Gerald P. Farano
1700 K Street, NW
Washington, DC 20006
F: 202-282-5100

(e) Modification; Waiver. No modification or waiver of any provision of this Note or consent to the departure therefrom shall be effective without the written consent of Payor and the Holder, and then it shall be effective only in the specific instance and for the specific purpose for which it was given.

GEOSPATIAL HOLDINGS, INC.

By:	/s/ Mark A. Smith
Mark A. Smith, Chief Executive Officer

Exhibit A
Date	Cash Advanced	Rent	Cash Repaid	Accrued Interest	Outstanding Balance

4/30/2008	300,000.00	—	—	—	300,000.00
5/31/2008	—	—	—	2,038.36	302,038.36
6/30/2008	—	—	—	2,013.59	304,051.95
7/21/2008	50,000.00	—	—	—	354,051.95
7/31/2008	—	—	—	2,193.68	356,245.63
8/1/2008	150,000.00	—	—	—	506,245.63
8/6/2008	350,000.00	—	—	—	856,245.63
8/31/2008	—	—	—	4,041.64	860,287.27
9/2/2008	150,000.00	—	—	—	1,010,287.27
9/10/2008	50,000.00	—	—	—	1,060,287.27
9/23/2008	10,000.00	—	—	—	1,070,287.27
9/30/2008	—	—	—	6,435.25	1,076,722.52
10/1/2008	200,000.00	—	—	—	1,276,722.52
10/15/2008	150,000.00	—	—	—	1,426,722.52
10/29/2008	150,000.00	—	—	—	1,576,722.52
10/31/2008	—	—	—	9,269.47	1,585,991.99
11/12/2008	15,000.00	—	—	—	1,600,991.99
11/26/2008	10,000.00	—	—	—	1,610,991.99
11/28/2008	100,000.00	—	—	—	1,710,991.99
11/30/2008	—	—	—	10,709.17	1,721,701.16
12/11/2008	122,000.00	—	—	—	1,843,701.16
12/17/2008	10,000.00	—	—	—	1,853,701.16
12/29/2008	25,000.00	—	—	—	1,878,701.16
12/30/2008	125,000.00	—	—	—	2,003,701.16
12/31/2008	—	—	—	12,070.88	2,015,772.04
1/14/2009	25,000.00	—	—	—	2,040,772.04
1/20/2009	10,000.00	—	—	—	2,050,772.04
1/29/2009	140,000.00	—	—	—	2,190,772.04
1/31/2009	—	—	—	13,709.17	2,204,481.21
2/26/2009	50,000.00	—	—	—	2,254,481.21
2/28/2009	—	—	—	14,729.42	2,269,210.63
3/9/2009	—	—	(15,000.00)	—	2,254,210.63
3/13/2009	80,000.00	—	—	—	2,334,210.63
3/31/2009	100,000.00	52,000.00	—	15,738.04	2,501,948.67
4/14/2009	60,000.00	—	—	—	2,561,948.67
4/17/2009	52,700.00	—	—	—	2,614,648.67
4/20/2009	—	—	(2,700.00)	—	2,611,948.67
4/30/2009	—	—	—	17,032.53	2,628,981.20
5/5/2009	90,000.00	—	—	—	2,718,981.20
5/31/2009	—	—	—	18,039.42	2,737,020.62
6/15/2009	100,000.00	—	—	—	2,837,020.62
6/17/2009	28,000.00	—	—	—	2,865,020.62
6/30/2009	—	—	—	18,683.41	2,883,704.03
7/1/2009	120,000.00	—	—	—	3,003,704.03
7/31/2009	—	—	—	20,013.73	3,023,717.76
8/17/2009	9,000.00	—	—	—	3,032,717.76
8/28/2009	30,000.00	—	—	—	3,062,717.76
8/31/2009	—	—	—	20,205.46	3,082,923.22
9/4/2009	5,000.00	—	—	—	3,087,923.22
9/30/2009	—	—	—	20,581.31	3,108,504.53
10/29/2009	—	—	—	19,758.17	3,128,262.70

Total	2,866,700.00	52,000.00	(17,700.00)	227,262.70	3,128,262.70